Exhibit 99.1

Contacts:

Jim Curley	Christopher Bunn
Chief Financial Officer	Director, Investor Relations
(510) 420-5000	(510) 420-5150

LeapFrog Enterprises, Inc. Reports 2003 Net Income up 67% on Sales Increase of 28%

LeapFrog becomes Market Leader in Entire US Preschool Category in Critical Fourth Quarter

Emeryville, Calif. – February 10, 2004 – LeapFrog Enterprises, Inc. (NYSE: LF), a leading developer of innovative technology-based educational products, today reported financial results for the fourth quarter and year ended December 31, 2003.

Net Income up 67% for Full Year, Up 50% in Fourth Quarter

Net income for 2003 increased 67% to $72.7 million compared with net income of $43.4 million for the year ended December 31, 2002. Net income per fully-diluted share increased to $1.20 compared with $0.86 per fully-diluted share in the prior year.

The company recorded net income for the fourth quarter ended December 31, 2003 of $44.2 million, up 50% compared with net income of $29.4 million for the fourth quarter of 2002. Net income per fully-diluted share was $0.72 in the fourth quarter of 2003, compared with $0.50 per fully-diluted share in the fourth quarter of 2002. The company achieved these results despite a reserve necessitated by the KB Toys bankruptcy and airfreight expenses related to late, stronger-than-expected demand for several key platform products, including the Leapster multimedia handheld learning system.

Net Sales up 28% for Full Year, Up 33% in Fourth Quarter

Net sales for 2003 were $680.0 million, up 28% compared with $531.8 million for 2002. Net sales for the fourth quarter of 2003 were $331.3 million, up 33% compared with $248.4 million in the fourth quarter of 2002.

Market Share Increases from 17.5% to 27.5% in the Fourth Quarter

According to The NPD Group, Inc., LeapFrog was the leading manufacturer of pre-school products in the U.S. market in the fourth quarter of 2003. “We are extremely proud of our market share gains in the U.S. pre-school markets,” said Wood. “We hope to build on this success with an expanding line of engaging, educational products for pre-school children in the U.S. and abroad.”

Segment Results

For 2003, net sales from the U.S. Consumer segment were $546.0 million, up 19% from 2002. Net sales from the International segment were $96.6 million, up 80% from 2002. Net sales from the Education and Training segment were $37.4 million, up 86% from 2002.

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LeapFrog Enterprises, Inc. Reports 2003 Net Income up 67% on 28% Sales Increase

February 10, 2004

For the fourth quarter of 2003, net sales from the U.S. Consumer segment were $273.4 million, up 25% from the fourth quarter of 2002. Net sales from the International segment were $46.8 million, up 96% from the fourth quarter of 2002. Net sales from the Education and Training segment were $11.1 million, up 85% from the fourth quarter of 2002.

Gross Margin

For 2003, gross profit margin was 50.0%, down 80 basis points compared with 50.8% in 2002. For the fourth quarter of 2003, gross profit margin was 47.9%, down 310 basis points from 51.0% in the fourth quarter of 2002. The gross profit margin decrease for the fourth quarter and all of 2003 can be attributed primarily to the lower margin on the sales of the Leapster platform, which was introduced at the end of October 2003 and which included in its cost of sales the airfreight incurred in the holiday season.

Increased Leverage from Operating Expenses

For 2003, operating expenses were 33.9% of net sales, a 350 basis point improvement in leverage over 37.4% in 2002. For the fourth quarter of 2003, operating expenses were 27.3% of net sales, a 460 basis point improvement in leverage over 31.9% in the fourth quarter of 2002. The company’s 2003 fourth quarter operating expenses reflect improved leverage in selling, general and administration, and research and development expense offset by increased television advertising expense.

“As we expected, strong holiday sales of our new platform and software learning products produced solid results and growth for LeapFrog in 2003,” said Mike Wood, President and Chief Executive Officer of LeapFrog. “We are very pleased that our fourth quarter results soundly verified what we said on our third quarter conference call. Namely, while the retail toy industry appears to be shifting its ordering practices more toward the back end of the year, consumer demand for our learning products is more vibrant than ever. Parents, teachers and children around the world are eagerly embracing our engaging, effective and fun learning products.

“In the Fall of 2003, we launched three learning platform products, the LittleTouch LeapPad learning system, the LeapPad Plus Writing learning system and the Leapster multimedia handheld. The LittleTouch and the LeapPad Plus Writing platforms are the newest members of the LeapPad family of products. The success of these new platforms, combined with the ongoing success of the continuing LeapPad family platform products resulted in a 27% annual increase in LeapPad family platform and a 33% annual increase in LeapPad family software net retail sell-through in 22 U.S. retail accounts, which accounted for 96% of our total U.S. sales in 2003. We are particularly proud of these accomplishments in light of a challenging retail environment and increased competition.”

The Leapster platform, LeapFrog’s new animated handheld learning system, received much popular acclaim despite an introduction late in the holiday selling season. In particular, the Leapster was awarded Toy Wishes Magazine’s 2003 All Star award in the education and learning category, and was named to the Toy Wishes Hot Dozen list for 2003.

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LeapFrog Enterprises, Inc. Reports 2003 Net Income up 67% on 28% Sales Increase

February 10, 2004

“We have sold more than 23 million platform products from 1998 when we introduced our first learning platform, the LeapPad system, through the end of 2003. This year, we will renew our effort to expand our installed base of platform products,” said Wood. “In 2004 and beyond, we also intend to focus on further development of engaging, educational content to offer the broadest line of high quality content for our customers.”

Outlook for 2004

LeapFrog offers financial guidance to investors to promote understanding of its business outlook. The company operates in a highly seasonal industry with a significant dependence on a few large customers. Forecasting quarterly performance is subject to a high degree of uncertainty, hence the company will no longer provide full financial guidance on a quarterly basis, but will instead focus its guidance on full-year results. LeapFrog’s full-year guidance for 2004 is as follows:

•	Net sales of $800 to $850 million

•	Effective tax rate of approximately 34% for all of 2004

•	Net income of $88 to $95 million

•	Fully diluted share count of approximately 63 million shares

•	Diluted net income per share of $1.39 to $1.51

In addition, the company provides the following discussion to assist in understanding the seasonality anticipated during the year:

Consistent with reported trends, the company expects that its 2004 sales growth will be lower in the first half and higher in the second half, as compared to 2003. The company expects 2004 sales seasonality to be about 20% of full year sales in the first half, spread equally between the first two quarters. Gross profit margin is expected to be approximately 50% in each quarter in 2004. Operating expenses are expected to grow approximately 20% to 25% for the full year, but the rate of growth of operating expenses in the first quarter of 2004 is expected to be 10% to 15% over the first quarter of 2003.

LeapFrog’s guidance is reflective of the company’s current expectations, which are based on information available at the time of this release, and are subject to changing conditions, many of which are outside of the company’s control.

Conference Call

A conference call will be held tomorrow, Wednesday, February 11 at 9:00 a.m. Eastern time (6:00 a.m. Pacific time) to discuss these announcements and to provide further discussion of results for the 2003 fourth quarter and outlook for 2004. A live web cast of the conference call will be offered on LeapFrog’s investor relations website at www.leapfroginvestor.com and on www.ccbn.com. A replay of the web cast will be available on these websites through April 30, 2004. To participate in the call, please dial (706) 634-0183.

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LeapFrog Enterprises, Inc. Reports 2003 Net Income up 67% on 28% Sales Increase

February 10, 2004

About LeapFrog

LeapFrog Enterprises, Inc. (NYSE: LF) is a leading designer, developer and marketer of innovative, technology-based learning products and related proprietary content, dedicated to making learning effective and engaging for all ages, at home and in schools, around the world. The company was founded in 1995 and is based in Emeryville, California. LeapFrog has developed a family of learning platforms that come to life with more than 100 interactive software titles, covering important subjects such as phonics, reading, math, music, geography, social studies, spelling, vocabulary and science. In addition, the company has created more than 35 stand-alone educational products for ages from six months to 16 years. LeapFrog’s award-winning U.S. consumer products are available at major retailers in more than 25 countries around the world. The LeapFrog SchoolHouse curriculum programs are currently in classrooms across the U.S. with over 200 interactive books and over 450 skill cards representing more than 6,000 pages of educational content. LeapFrog SchoolHouse products have won numerous awards from the education industry, including the Golden Lamp Award and Distinguished Achievement Award from the Association of Educational Publishers, the Award of Excellence from Technology & Learning magazine and the Teacher’s Choice Award from Learning magazine.

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LEAPFROG, The LeapFrog Logo, LEAPPAD, LEAPSTER, LEAPFROG SCHOOLHOUSE and LITTLETOUCH are trademarks of LeapFrog Enterprises, Inc.

Forward-Looking Statements

Cautionary Statement Under The Private Securities Litigation Reform Act Of 1995:

The statements in the section entitled “Outlook for 2004” and elsewhere in this release constitute forward-looking information, and actual results could differ materially. Among the factors that could cause results to differ from the guidance are the following: consumer demand for the company’s products, both in the aggregate and in relation to competitive product offerings; the company’s ability to adjust manufacturing and shipments to meet customer demand, particularly late in a quarter; expenses incurred by the company in expediting shipments to customers late in a quarter; the company’s ongoing ability to develop, produce, and market new products that appeal to consumers; the company’s success in penetrating the educational market; the shelf-space made available for the company’s products by retailers; seasonal variability in the various markets for the company’s products; resellers’ changes in their own inventory and stocking models, and health epidemics affecting the regions in which our products are manufactured. These and other factors that could affect the Company’s actual financial performance during 2004 are discussed in greater detail in the company’s SEC filings, particularly its 2002 annual report on Form 10-K filed on March 28, 2003, and its quarterly report on Form 10-Q filed on November 10, 2003. The guidance in this release represents the company’s targets as of the date of this release. The company disclaims any obligation to update this guidance prior to the completion of the first quarter of 2004.

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LEAPFROG ENTERPRISES, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands, except per share data)

	December 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$69,844	$70,827
Short term investments	42,759	2,500
Accounts receivable, net	281,792	169,670
Inventories, net	90,897	84,460
Prepaid expenses and other current assets	8,370	4,065
Notes receivable due from related parties	—	595
Deferred income taxes	11,735	16,783

Total current assets	505,397	348,900

Property and equipment, net	20,547	20,239
Other long term assets	1,048	484
Deferred income taxes	619	4,867
Intangible assets, net	25,048	23,192

Total assets	$552,659	$397,682

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$86,161	$58,844
Accrued liabilities	44,634	40,533
Deferred revenue	1,417	3,006
Income taxes payable	4,729	21,832

Total current liabilities	136,941	124,215
Deferred rent and other long term liabilities	572	550
Deferred income taxes	—	4,119
Commitments and contingencies
Stockholders’ equity:
Total stockholders’ equity	415,146	268,798

Total liabilities and stockholders’ equity	$552,659	$397,682

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2003	2002	2003	2002
Net sales	$331,361	$248,447	$680,012	$531,772
Cost of sales	172,501	121,681	339,868	261,731

Gross profit	158,860	126,766	340,144	270,041
Operating expenses:
Selling, general and administrative	25,444	26,957	91,619	80,915
Research and development	15,926	14,595	57,605	54,405
Advertising	47,535	35,769	73,765	56,722
Depreciation and amortization	1,594	1,844	7,697	6,648

Total operating expenses	90,499	79,165	230,686	198,690

Income from operations	68,361	47,601	109,458	71,351
Interest expense	(2)	(1)	(10)	(823)
Interest income	233	235	1,191	694
Other income	1,622	966	4,656	1,051

Income before provision for income taxes	70,214	48,801	115,295	72,273
Provision for income taxes	26,048	19,440	42,620	28,829

Net income	$44,166	$29,361	$72,675	$43,444

Net income per common share –
Basic	$0.75	$0.59	$1.27	$1.09
Diluted	$0.72	$0.50	$1.20	$0.86

Shares used in calculating net income
Basic	58,892	49,840	57,246	39,695
Diluted	61,549	58,741	60,548	50,744

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2003	2002
Net income	$72,675	$43,444
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and Amortization	16,625	11,904
Provision for allowances for accounts receivable	40,165	25,178
Tax benefit from exercise of stock options and other	39,130	4,908
Other noncash items	7,088	(6,584)
Other changes in operating assets and liabilities:
Accounts receivable	(152,287)	(79,349)
Inventory	(6,437)	(38,357)
Prepaid and other current assets	(4,305)	(2,007)
Notes receivable due from related parties	595	94
Other assets	(764)	(136)
Accounts payable	27,317	24,433
Accrued liabilities	4,101	26,744
Income taxes payable	(17,103)	12,198

Net cash provided by operating activities	26,800	22,470

Investing activities:
Purchases of property and equipment	(15,810)	(14,832)
Purchase of intangible assets	(3,000)	(250)
Purchases of short term investments	(76,136)	(2,500)
Sale of short term investments	35,735	—
Sale of investment in related party	181	—

Net cash used in investing activities	(59,030)	(17,582)

Financing activities:
Borrowings under credit agreement	—	182,000
Repayments under credit agreement	—	(243,163)
Proceeds from the payment of notes receivable from stockholders	2,624	1,741
Proceeds from the issuance of common stock	—	115,116
Proceeds from the exercise of stock options and employee stock purchase plan	27,960	1,822

Net cash provided by financing activities	30,584	57,516

Effect of exchange rate changes on cash	663	154

Increase (decrease) in cash and cash equivalents	(983)	62,558
Cash and cash equivalents at beginning of year	70,827	8,269

Cash and cash equivalents at end of period	$69,844	$70,827